Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

As of December 31, 2022

Legal Name	Formerly Known As	Jurisdiction of Incorporation

Redwire Intermediate Holdings, LLC	Cosmos Finance, LLC	Delaware
Redwire Holdings, LLC	Cosmos Acquisition, LLC	Delaware
Adcole Space, LLC	—	Delaware
Deep Space Systems, Inc.	—	Delaware
Deployable Space Systems Inc.	—	California
In Space Group, Inc.	—	Delaware
Loadpath, LLC	—	New Mexico
Redwire Space Europe, LLC	Made in Space Europe, LLC	Delaware
Made in Space Europe SARL	—	Luxembourg
Oakman Aerospace, LLC	—	Colorado
Redwire Space, Inc.	—	Delaware
Roccor, LLC	—	Colorado
Techshot, Inc.	—	Indiana
Redwire Space NV	QinetiQ Space NV	Belgium